As filed with the Securities and Exchange Commission on February 23, 2024

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

First Trust Specialty Finance and Financial Opportunities Fund

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

First Trust Specialty Finance and Financial Opportunities Fund

February 23, 2024

Dear Shareholder:

VOTE NOW

The special meeting of shareholders of the First Trust Specialty Finance and Financial Opportunities Fund (FGB) (the “Fund”) was adjourned to March 7, 2024, in order to allow shareholders more time to vote. You are being asked to consider an important proposal regarding the proposed reorganization of the Fund with and into abrdn Total Dynamic Dividend Fund (AOD) (the “Reorganization”).

 Please help your Fund and vote today, no matter how many shares you own.

Vote FOR the Reorganization on the WHITE proxy card and help your Fund obtain the needed approval to consummate the Reorganization.

The Fund’s Board of Trustees (the “Board”) recommends that you vote FOR the Proposal on the WHITE proxy card.

Institutional Shareholder Services (“ISS”), the leading independent proxy advisory firm, has recommended that shareholders vote FOR the approval of the Reorganization on the Fund’s WHITE proxy card.

Prevent Saba Capital Management L.P. (“Saba”), an activist hedge fund investor, from derailing the Reorganization to further its own self-interested agenda.

DISCARD the GOLD proxy card you may receive from Saba.

If you already signed a gold proxy card, you have the right as a shareholder of the Fund to change your vote before the Special Meeting takes place. You can do this by completing the WHITE proxy card sent to you by your Fund, which will replace the gold proxy card you previously completed.

If your Fund does not obtain enough votes, the Reorganization cannot be consummated. Please vote using one of the following options:

1.	VOTE ONLINE

Log on to the website shown on the WHITE proxy card. Please have the WHITE proxy card in hand to access your control number and follow the on-screen instructions.

2.	VOTE BY MAIL

Complete, sign, date and return the WHITE proxy card.

If you have any questions, please contact the Fund’s proxy solicitor, EQ Fund Solutions LLC, at (866) 796-7172 weekdays from 9:00 a.m. to 10:00 p.m. Eastern Time.

YOUR VOTE IS VERY IMPORTANT!

DO NOT DELAY! VOTE THE WHITE PROXY CARD NOW!

Thank you for your continued support.

Sincerely,

First Trust Specialty Finance and Financial Opportunities Fund

_/s/ James A. Bowen

James A. Bowen

Chairman of the Board